Exhibit 99.1

Investor Relations inquiries: Jerome Holland Matson, Inc. 510.628.4021 jholland@matson.com	Media inquiries: Keoni Wagner Matson, Inc. 510.628.4534 kwagner@matson.com

FOR IMMEDIATE RELEASE

STANLEY KURIYAMA APPOINTED TO MATSON, INC. BOARD OF DIRECTORS

HONOLULU, Hawaii (June 23, 2016) – The Board of Directors of Matson, Inc. (“Matson” or the “Company”) appointed Stanley Kuriyama as a director of the Company, effective June 23, 2016.

Mr. Kuriyama is the Executive Chairman of Alexander & Baldwin, Inc.  He first joined Alexander & Baldwin in 1992, and from January 2010 until his retirement in December 2015, he served as Alexander & Baldwin’s president and chief executive officer.  Prior to joining Alexander & Baldwin, Mr. Kuriyama was a partner in the law firm of Cades Schutte Fleming & Wright, specializing in real estate and real estate financing.  He is a 1977 graduate of Harvard Law School.

“Stan is a proven leader with deep experience in the Hawaii business community, and we are very pleased to welcome him as a member of the Board of Directors,” said Walter Dods, Jr., Chairman of Matson’s Board of Directors.

About Matson

Founded in 1882, Matson is a leading U.S. carrier in the Pacific. Matson provides a vital lifeline to the economies of Hawaii, Alaska, Guam, Micronesia and select South Pacific islands, and operates a premium, expedited service from China to Southern California. The Company’s fleet of 23 vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage and warehousing.  Additional information about Matson, Inc. is available at www.matson.com.